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GENERAL RESEARCH

SERVICES AGREEMENT

This AGREEMENT is effective as of January 20, 2006, by and among Fidelity Management & Research Company ("FMR"), a Massachusetts corporation with its principal offices at 82 Devonshire Street, Boston, Massachusetts, FMR Co., Inc. ("FMR Co"), a Massachusetts corporation with its principal offices at 82 Devonshire Street, Boston, Massachusetts, Fidelity Investments Money Management Inc. ("FIMM"), a New Hampshire corporation with its principal offices at One Spartan Way, Merrimack, New Hampshire and Fidelity Research & Analysis Company ("FRAC"), a Massachusetts corporation with its principal offices at 82 Devonshire Street, Boston, Massachusetts.

WHEREAS, FMR, FMR Co and FIMM have entered into various management contracts with those Massachusetts and Delaware business trusts, each a registered investment company issuing one or more series of shares of beneficial interest on behalf of their respective portfolios listed on Schedule A attached hereto, as the same may be amended from time to time (each a "Portfolio"), pursuant to which FMR, FMR Co or FIMM acts as an investment manager or sub-adviser, as applicable, to the Portfolios;

WHEREAS, FRAC is a subsidiary of FMR and has been formed in part for the purpose of researching and compiling information with respect to equity, fixed-income and high income instruments, and providing investment advisory support services in connection therewith; and

WHEREAS, FRAC is willing to provide such investment advisory support services to FMR, FMR Co and FIMM on behalf of the Portfolios.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the sufficiency of which is hereby acknowledged, FMR, FMR Co, FIMM and FRAC agree as follows:

1. Services to be Performed.

(a). To the extent directed and appointed to do so from time to time by one or more of FMR, FMR Co or FIMM, in the form of letter of direction attached hereto as Appendix A, FRAC shall provide to FMR, FMR Co or to FIMM or to both of them the types of investment advisory and research services (collectively, the "Services") set forth on Schedule B attached hereto to the standards agreed to from time to time pursuant to sub-clause (b) of this Section 1 of the Agreement.

(b). The description, timing and specifications of the Services to be performed hereunder shall be mutually determined by FRAC, FMR, FMR Co and FIMM from time to time, either orally or in writing. All services shall be performed in a manner consistent with the terms of this Agreement (including any operational procedures that the parties to this Agreement may establish relating to, among other items, performance reviews of personnel providing the Services, and standards relating to the timeliness and quality of the Services), industry standards and in accordance with any applicable laws, codes, licenses rules and regulations.

2. Payment.

(a). As consideration for its performance of the Services to the standards required under this Agreement, FMR, FMR Co and FIMM agree, in the aggregate, to pay FRAC a monthly fee equal to 110% of FRAC's costs incurred in connection with rendering the Services.

(b). All payments shall be due in monthly installments payable by the last day of each month. If this Agreement is terminated effective as of any date within a calendar month, the payment shall be pro rated based on the actual number of days this Agreement was in effect during such partial month.

3. Term. This Agreement shall be effective as of January 1, 2006 and shall continue in effect until the earliest of the following occurrences: (a) either party gives not less than ten (10) days' written notice of termination to the other party to this Agreement, or (b) termination by mutual agreement of the parties.

4. Performance of Duties- Standard of Care; Indemnification and Liability.

(a). Neither FRAC nor any of its directors, officers or employees (collectively, the "FRAC Parties") shall be liable to FMR, FMR Co and FIMM or their respective subsidiaries and affiliates (including FMR) or managed funds or accounts, or any of their respective directors, officers or employees (collectively, the "FMR Parties") for any loss suffered by the FMR Parties resulting from the FRAC Parties' acts or omissions, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of the duties of the FRAC Parties. No FRAC Party shall have responsibility for the acts or omissions of FMR Parties. No FRAC Party shall have responsibility for any loss resulting from anything done or omitted to be done in good faith reliance on any written instructions from FMR Co or FIMM or any authorized representative thereof.

(b). FMR, FMR Co and FIMM hereby agree to defend, indemnify and hold the FRAC Parties harmless from and against any and all liabilities, losses, costs or expenses (including reasonable legal fees and expenses) of whatsoever kind and nature, threatened or actual, which may be imposed on, incurred by or asserted against the FRAC Parties in connection with the performance by the FRAC Parties of FRAC's duties under this Agreement, except insofar as such may arise from the gross negligence, reckless disregard or willful misconduct of the FMR Parties.

5. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the respective parties

6. Integration. This Agreement constitutes the full understanding and entire agreement among the parties as to services to be provided hereunder and supersedes any and all prior agreements between them regarding the same. No party is relying upon any oral or written promises of another party except as expressly set forth herein.

7. Severability. If any term or provision of this Agreement is declared to be illegal, invalid, or unenforceable, then both the remaining terms and provisions and the remainder of the term or provision held invalid shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law.

8. Construction. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any party.

9. Amendments in Writing. No amendment, modification, or waiver of any term or provision of this Agreement shall be valid or enforceable unless made in writing and signed by the parties hereto.

10. Independent Contractor. FRAC shall furnish services as an independent contractor and not as an employee or agent of FMR, FMR Co or FIMM. FRAC has no power or authority to act for, represent, or bind FMR, FMR Co and FIMM or any company affiliated with FMR Co and FIMM, including FMR.

11. Force Majeure. Except with respect to payment obligations under this Agreement, no party shall be liable for, nor shall such party be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or a public enemy or terrorist, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by such party with reasonable care (each, a "Force Majeure Event"). Within 24 hours of the occurrence of a Force Majeure Event, the affected party shall notify the other party of the occurrence by sending either (i) an e-mail message, or (ii) a fax message, to the other party. In addition, the affected party shall provide to the other party within seven (7) days of determining the cause of the Force Majeure Event a written explanation concerning the circumstances that caused the Force Majeure Event. The time for performance required of the affected party shall be extended by the period of such delay provided the party is exercising diligent efforts to overcome the cause of such delay. In the event of equipment breakdown or failure beyond its control, FRAC shall, at no additional expense to FMR Co or FIMM, take reasonable steps to minimize service interruptions and mitigate their effects but shall have no liability with respect thereto.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Massachusetts.

IN WITNESS WHEREOF, the undersigned have set their hands and seals this 20th day of January, 2006.

FIDELITY RESEARCH & ANALYSIS

COMPANY

By: /s/JS Wynant

Name: JS Wynant

Title: Treasurer

FIDELITY RESEARCH & MANAGEMENT

COMPANY

By: /s/JS Wynant

Name: JS Wynant

Title: Treasurer

FIDELITY INVESTMENTS MONEY

MANAGEMENT INC.

By: /s/JS Wynant

Name: JS Wynant

Title: Treasurer

FMR CO., INC.

By: /s/JS Wynant

Name: JS Wynant

Title: Treasurer

SCHEDULE B

To the General Research Services Agreement

Dated as of January 20, 2006

SERVICES

FRAC agrees to provide the following services to FMR Co and FIMM:

* Investment advice and research services.

* In connection with such investment advice and research services, FRAC shall furnish to FMR Co and FIMM such factual information, research reports and investment recommendations as FMR Co and FIMM may reasonably require.

* Such information may include written and oral reports and analyses.